Exhibit 99.1
News Release

AMH Reports Second Quarter 2023 Financial and Operating Results
Announces Second Joint Venture with Institutional Investors Advised by J.P. Morgan Asset Management
Raises Full Year 2023 Core FFO per Share and Unit Guidance
LAS VEGAS, July 27, 2023—AMH (NYSE: AMH) (the “Company”), a leading owner, operator and developer of single-family rental homes, today announced its financial and operating results for the quarter ended June 30, 2023.
Highlights
•Rents and other single-family property revenues increased 9.3% year-over-year to $395.5 million for the second quarter of 2023.
•Net income attributable to common shareholders totaled $98.0 million, or $0.27 per diluted share, for the second quarter of 2023, compared to $56.6 million, or $0.16 per diluted share, for the second quarter of 2022.
•Core Funds from Operations (“Core FFO”) attributable to common share and unit holders increased 7.6% year-over-year to $0.41 per FFO share and unit for the second quarter of 2023 and Adjusted Funds from Operations (“Adjusted FFO”) attributable to common share and unit holders increased 5.3% year-over-year to $0.36 per FFO share and unit for the second quarter of 2023.
•Core Net Operating Income (“Core NOI”) from Same-Home properties increased by 4.8% year-over-year for the second quarter of 2023.
•Achieved Same-Home Average Occupied Days Percentage of 97.0% in the second quarter of 2023, while generating 9.4% rate growth on new leases.
•Delivered a total of 634 high-quality and energy-efficient newly constructed homes from our AMH Development Program to our wholly-owned portfolio and unconsolidated joint ventures in the second quarter of 2023.
•In July 2023, entered into a $625 million second strategic joint venture with institutional investors advised by J.P. Morgan Asset Management focused on constructing and operating newly built rental homes, providing additional scale, opportunity for economic upside and continued institutional endorsement of the Company’s industry leading built-for-rental strategy.
•Raised Full Year 2023 Core FFO attributable to common share and unit holders guidance midpoint by $0.03 per share and unit to $1.64, representing anticipated full year growth of 6.5% over prior year.
“Continued robust demand and superior execution from our teams drove strong second quarter results and an increase in our full year Core FFO per share guidance by three cents at the midpoint,” said David Singelyn, AMH’s Chief Executive Officer. “We remain committed to responsible and accretive growth through our differentiated internal development program. With the addition of our new joint venture capital, we look forward to further expanding our development pipeline to create consistent and predictable shareholder value over time.”
Second Quarter 2023 Financial Results
Net income attributable to common shareholders totaled $98.0 million, or $0.27 per diluted share, for the second quarter of 2023, compared to $56.6 million, or $0.16 per diluted share, for the second quarter of 2022. This increase was primarily due to higher net gains on property sales, a larger number of occupied properties, higher rental rates and a nonrecurring noncash charge resulting from the redemption of our Series F perpetual preferred shares in the second quarter of 2022.
Rents and other single-family property revenues increased 9.3% to $395.5 million for the second quarter of 2023, compared to $361.9 million for the second quarter of 2022. Revenue growth was driven by an increase in our average occupied portfolio which grew to 56,025 homes for the second quarter of 2023, compared to 54,786 homes for the second quarter of 2022, as well as higher rental rates.
Core NOI from our total portfolio increased 9.0% to $223.5 million for the second quarter of 2023, compared to $205.0 million for the second quarter of 2022. This growth was driven by a 9.7% increase in core revenues resulting from a larger number of occupied properties and higher rental rates, partially offset by an 11.0% increase in core property operating expenses.
For the Company’s Same-Home portfolio, core revenues increased 6.5% to $301.1 million for the second quarter of 2023, compared to $282.6 million for the second quarter of 2022, which was driven by a 7.2% increase in Average Monthly Realized Rent per property, partially offset by a 30 basis point decrease in Average Occupied Days Percentage. Core property operating expenses from Same-Home properties increased 9.9% to $108.1 million for the second quarter of 2023, compared to $98.3 million for the second quarter of 2022, primarily driven by increased property tax expense from anticipated 2023 property tax assessments and timing of prior year property tax accruals. As a result, Core NOI from Same-Home properties increased 4.8% to $193.0 million for the second quarter of 2023, compared to $184.2 million for the second quarter of 2022.
Core FFO attributable to common share and unit holders was $170.5 million, or $0.41 per FFO share and unit, for the second quarter of 2023, compared to $153.2 million, or $0.38 per FFO share and unit, for the second quarter of 2022. Adjusted FFO attributable to common share and unit holders was $148.8 million, or $0.36 per FFO share and unit, for the second quarter of 2023, compared to $136.6 million, or $0.34 per FFO share and unit, for the second quarter of 2022. These improvements were primarily attributable to a larger number of occupied properties and higher rental rates.
Year-to-Date 2023 Financial Results
Net income attributable to common shareholders totaled $215.5 million, or $0.59 per diluted share, for the six-month period ended June 30, 2023, compared to $112.5 million, or $0.32 per diluted share, for the six-month period ended June 30, 2022. This increase was primarily due to higher net gains on property sales, a larger number of occupied properties, higher rental rates and a nonrecurring noncash charge resulting from the redemption of our Series F perpetual preferred shares in the second quarter of 2022.
Rents and other single-family property revenues increased 10.5% to $793.3 million for the six-month period ended June 30, 2023, compared to $718.0 million for the six-month period ended June 30, 2022. Revenue growth was driven by an increase in our average occupied portfolio which grew to 55,885 homes for the six-month period ended June 30, 2023, compared to 54,403 homes for the six-month period ended June 30, 2022, as well as higher rental rates.
Core NOI from our total portfolio increased 10.4% to $444.4 million for the six-month period ended June 30, 2023, compared to $402.4 million for the six-month period ended June 30, 2022. This growth was driven by an 11.2% increase in core revenues resulting from a larger number of occupied properties and higher rental rates, partially offset by a 12.5% increase in core property operating expenses.
For the Company’s Same-Home portfolio, core revenues increased 7.2% to $597.5 million for the six-month period ended June 30, 2023, compared to $557.6 million for the six-month period ended June 30, 2022, which was driven by a 7.6% increase in Average Monthly Realized Rent per property, partially offset by a 20 basis point decrease in Average Occupied Days Percentage. Core property operating expenses from Same-Home properties increased 11.0% to $210.8 million for the six-month period ended June 30, 2023, compared to $190.0 million for the six-month period ended June 30, 2022, primarily driven by (i) increased property tax expense from anticipated 2023 property tax assessments and timing of prior year property tax accruals and (ii) increased property management expenses primarily attributable to lower than normal staffing levels in the first quarter of 2022 leading to a subsequent increase in personnel in the second quarter of 2022 to a more stabilized level. As a result, Core

NOI from Same-Home properties increased 5.2% to $386.7 million for the six-month period ended June 30, 2023, compared to $367.6 million for the six-month period ended June 30, 2022.
Core FFO attributable to common share and unit holders was $339.0 million, or $0.82 per FFO share and unit, for the six-month period ended June 30, 2023, compared to $303.0 million, or $0.76 per FFO share and unit, for the six-month period ended June 30, 2022. Adjusted FFO attributable to common share and unit holders was $302.3 million, or $0.73 per FFO share and unit, for the six-month period ended June 30, 2023, compared to $274.7 million, or $0.69 per FFO share and unit, for the six-month period ended June 30, 2022. These improvements were primarily attributable to a larger number of occupied properties and higher rental rates.
Portfolio
Average Occupied Days Percentage was 96.2% for the second quarter of 2023, compared to 96.3% for the first quarter of 2023.
Investments
As of June 30, 2023, the Company’s wholly-owned portfolio consisted of 58,693 homes, compared to 58,639 homes as of March 31, 2023, an increase of 54 homes during the second quarter of 2023, which included 468 newly constructed homes delivered through our AMH Development Program and one home acquired through our National Builder Program, offset by 415 homes sold to third parties. During the second quarter of 2023, we also developed an additional 166 newly constructed properties which were delivered to our unconsolidated joint ventures, aggregating to 634 total program deliveries through our AMH Development Program. As of June 30, 2023, the Company had 648 properties held for sale and 2,846 properties held in unconsolidated joint ventures.
Capital Activities, Balance Sheet and Liquidity
In May 2023, Moody’s Investor Service upgraded all the ratings for the Company, including the senior unsecured rating to Baa2 from Baa3 with a stable outlook.
As of June 30, 2023, the Company had cash and cash equivalents of $199.6 million and had total outstanding debt of $4.4 billion, excluding unamortized discounts and unamortized deferred financing costs, with a weighted-average interest rate of 4.0% and a weighted-average term to maturity of 11.9 years. The Company had no outstanding borrowings on its $1.25 billion revolving credit facility. Additionally, the Company has no debt maturities, other than recurring principal amortization, until the fourth quarter of 2024. During the second quarter of 2023, the Company generated $57.3 million of Retained Cash Flow (defined below) and sold 415 properties generating $127.5 million of net proceeds.
In July 2023, the Company entered into a $625 million second strategic joint venture with institutional investors advised by J.P. Morgan Asset Management focused on constructing and operating newly built rental homes, providing additional scale, opportunity for economic upside and continued institutional endorsement of the Company’s industry leading built-for-rental strategy. The Company holds a 20% ownership interest in the joint venture, which has an evergreen term. Additionally, the Company will earn fees for development and management services provided to the joint venture and have an opportunity to earn a promoted interest after construction and initial operation of the joint venture’s properties.
Sustainability Update
The Company was recently recognized as the July 2023 RESNET HERS® Index Builder of the Month. AMH is committed to building energy efficient single-family rental homes and uses RESNET Home Energy Rating System (HERS) scores to evaluate the anticipated energy efficiency and savings of our developments. For our homes built in 2022, on average they are designed to use less than half the energy of a typical home in this country.
2023 Guidance
Set forth below are the Company’s current expectations with respect to full year 2023 Core FFO attributable to common share and unit holders and our underlying assumptions. In reliance on the exception provided by applicable SEC rules, the Company does not provide guidance for GAAP net income, the most comparable GAAP financial measure, or a reconciliation of 2023 Core FFO guidance to GAAP net income because we are unable to reasonably predict the following items which are included in GAAP net income: (i) gain on sale and impairment of single-family properties and other, net for consolidated properties and unconsolidated joint ventures, (ii) acquisition and other transaction costs and (iii) hurricane-related charges, net. The actual amounts for any and all of these items could significantly impact our 2023 GAAP net income and, as disclosed in our historical financial results, have significantly impacted GAAP net income in prior periods.
Guidance Summary

Full Year 2023
	Previous Guidance	Current Guidance
Core FFO attributable to common share and unit holders	$1.58 - $1.64	$1.62 - $1.66
Core FFO attributable to common share and unit holders growth	2.5% - 6.5%	5.2% - 7.8%

Same-Home
Core revenues growth	5.00% - 7.00%	5.75% - 7.25%
Core property operating expenses growth	8.75% - 10.75%	8.75% - 10.75%
Core NOI growth	3.00% - 5.00%	4.00% - 5.50%

Full Year 2023 (Unchanged)
Investment Program	Properties	Investment
Wholly owned acquisitions	—	—
Wholly owned development deliveries	1,775 - 1,925	$600 - $700 million
Wholly owned land and development pipeline	—	$100 - $150 million
Pro rata share of JV and Property Enhancing Capex	—	$100 - $150 million
Total capital investment (wholly owned and pro rata JV)	1,775 - 1,925	$0.8 - $1.0 billion
Total gross capital investment (JVs at 100%)	2,200 - 2,400	$1.0 - $1.2 billion
Changes to Full Year 2023 guidance:
•$0.03 incremental Core FFO per share primarily related to increased Core NOI growth from both the Same-Home and Non-Same-Home portfolios driven by strong spring leasing results and continued demand trends into the third quarter as well as modestly favorable updates to Other income and expense, net, notably interest income on cash generated from our better than expected dispositions activity.
Additional Information
A copy of the Company’s Second Quarter 2023 Earnings Release and Supplemental Information Package and this press release are available on our website at www.amh.com, under “Investor relations.” This information has also been furnished to the SEC in a current report on Form 8-K.

Conference Call
A conference call is scheduled on Friday, July 28, 2023 at 12:00 p.m. Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2023 and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.amh.com, under “Investor relations.” A replay of the conference call may be accessed through Friday, August 11, 2023 by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13739083#, or by using the link at www.amh.com, under “Investor relations.”
About AMH
American Homes 4 Rent (NYSE: AMH), which does business as AMH, is a leading owner, operator and developer of single-family rental homes. We’re an internally managed Maryland real estate investment trust (REIT) focused on acquiring, developing, renovating, leasing and managing homes as rental properties. Our goal is to simplify the experience of leasing a home and deliver peace of mind to households across the country.
In recent years, we’ve been named one of Fortune’s 2022 Best Workplaces in Real Estate™, a 2023 Great Place to Work®, a 2023 Top U.S. Homebuilder by Builder100, one of America’s Most Responsible Companies 2023 and America’s Most Trustworthy Companies 2023 by Newsweek and Statista Inc., and a Top ESG Regional Performer by Sustainalytics. As of June 30, 2023, we owned nearly 59,000 single-family properties in the Southeast, Midwest, Southwest and Mountain West regions of the United States. Additional information about AMH is available on our website at www.amh.com.
AMH refers to one or more of American Homes 4 Rent, American Homes 4 Rent, L.P. and their subsidiaries and joint ventures. In certain states, we operate under AMH Living or American Homes 4 Rent. Please see www.amh.com/dba to learn more.
Forward-Looking Statements
This press release and the accompanying Supplemental Information Package contain “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” “outlook,” “guidance” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our 2023 Guidance, our belief that our acquisition and homebuilding programs will result in continued growth and the estimated timing of our development deliveries set forth in the Supplemental Information Package. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and in the Company’s subsequent filings with the SEC.

AMH
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share data)

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Single-family properties:
Land	$2,208,667	$2,197,233
Buildings and improvements	10,351,621	10,127,891
Single-family properties in operation	12,560,288	12,325,124
Less: accumulated depreciation	(2,552,998)	(2,386,452)
Single-family properties in operation, net	10,007,290	9,938,672
Single-family properties under development and development land	1,339,508	1,187,221
Single-family properties and land held for sale, net	154,190	198,716
Total real estate assets, net	11,500,988	11,324,609
Cash and cash equivalents	199,601	69,155
Restricted cash	162,169	148,805
Rent and other receivables	45,911	47,752
Escrow deposits, prepaid expenses and other assets	359,473	331,446
Investments in unconsolidated joint ventures	108,351	107,347
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,279	120,279
Total assets	$12,522,438	$12,175,059

Liabilities
Revolving credit facility	$—	$130,000
Asset-backed securitizations, net	1,880,348	1,890,842
Unsecured senior notes, net	2,497,691	2,495,156
Accounts payable and accrued expenses	594,154	484,403
Total liabilities	4,972,193	5,000,401

Commitments and contingencies

Equity
Shareholders’ equity:
Class A common shares ($0.01 par value per share, 450,000,000 shares authorized, 361,365,692 and 352,881,826 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively)	3,614	3,529
Class B common shares ($0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at June 30, 2023 and December 31, 2022)	6	6
Preferred shares ($0.01 par value per share, 100,000,000 shares authorized, 9,200,000 shares issued and outstanding at June 30, 2023 and December 31, 2022)	92	92
Additional paid-in capital	7,244,204	6,931,819
Accumulated deficit	(385,434)	(440,791)
Accumulated other comprehensive income	1,090	1,332
Total shareholders’ equity	6,863,572	6,495,987
Noncontrolling interest	686,673	678,671
Total equity	7,550,245	7,174,658

Total liabilities and equity	$12,522,438	$12,175,059

AMH
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Rents and other single-family property revenues	$395,548	$361,876	$793,251	$717,981

Expenses:
Property operating expenses	142,553	129,270	289,621	262,913
Property management expenses	30,666	28,768	61,466	54,802
General and administrative expense	19,937	18,847	37,792	36,129
Interest expense	34,844	34,801	70,726	62,368
Acquisition and other transaction costs	4,175	7,658	9,251	13,632
Depreciation and amortization	113,199	104,415	225,916	204,369
Total expenses	345,374	323,759	694,772	634,213

Gain on sale and impairment of single-family properties and other, net	62,758	32,811	147,417	54,855
Other income and expense, net	2,482	3,627	7,217	5,946

Net income	115,414	74,555	253,113	144,569

Noncontrolling interest	13,899	8,343	30,647	16,655
Dividends on preferred shares	3,486	4,346	6,972	10,109
Redemption of perpetual preferred shares	—	5,276	—	5,276

Net income attributable to common shareholders	$98,029	$56,590	$215,494	$112,529

Weighted-average common shares outstanding:
Basic	362,148,911	348,484,158	361,267,035	347,123,576
Diluted	362,479,942	349,002,624	361,593,174	347,751,958

Net income attributable to common shareholders per share:
Basic	$0.27	$0.16	$0.59	$0.32
Diluted	$0.27	$0.16	$0.59	$0.32

Defined Terms

Average Monthly Realized Rent
For the related period, Average Monthly Realized Rent is calculated as the lease component of rents and other single-family property revenues (i.e., rents from single-family properties) divided by the product of (a) number of properties and (b) Average Occupied Days Percentage, divided by the number of months. For properties partially owned during the period, this calculation is adjusted to reflect the number of days of ownership.

Average Occupied Days Percentage
The number of days a property is occupied in the period divided by the total number of days the property is owned during the same period after initially being placed in-service. This calculation excludes properties classified as held for sale.

Occupied Property
A property is classified as occupied upon commencement (i.e., start date) of a lease agreement, which can occur contemporaneously with or subsequent to execution (i.e., signature).

Recurring Capital Expenditures
For our Same-Home portfolio, Recurring Capital Expenditures includes replacement costs and other capital expenditures recorded during the period that are necessary to help preserve the value and maintain functionality of our properties. For our total portfolio, we calculate Recurring Capital Expenditures by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

Same-Home Property
A property is classified as Same-Home if it has been stabilized longer than 90 days prior to the beginning of the earliest period presented under comparison. A property is removed from Same-Home if it has been classified as held for sale or has experienced a casualty loss.

Stabilized Property
A property acquired individually (i.e., not through a bulk purchase) is classified as stabilized once it has been renovated by the Company or newly constructed and then initially leased or available for rent for a period greater than 90 days. Properties acquired through a bulk purchase are first considered non-stabilized, as an entire group, until (1) we have owned them for an adequate period of time to allow for complete on-boarding to our operating platform, and (2) a substantial portion of the properties have experienced tenant turnover at least once under our ownership, providing the opportunity for renovations and improvements to meet our property standards. After such time has passed, properties acquired through a bulk purchase are then evaluated on an individual property basis under our standard stabilization criteria.

Non-GAAP Financial Measures
This press release and the Second Quarter 2023 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders (“FFO attributable to common share and unit holders”), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Retained Cash Flow, Core NOI and Same-Home Core NOI, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Second Quarter 2023 Earnings Release and Supplemental Information Package.

Funds from Operations attributable to common share and unit holders and Retained Cash Flow
FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the definition approved by the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustments for unconsolidated partnerships and joint ventures to reflect FFO on the same basis.

Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (2) noncash share-based compensation expense, (3) hurricane-related charges, net, which result in material charges to our single-family property portfolio, (4) gain or loss on early extinguishment of debt and (5) the allocation of income to our perpetual preferred shares in connection with their redemption.

Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) Recurring Capital Expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) capitalized leasing costs incurred during the period. As a portion of our homes are recently developed, acquired and/or renovated, we estimate Recurring Capital Expenditures for our entire portfolio by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO shares and units include weighted-average common shares and operating partnership units outstanding, as well as potentially dilutive securities.
Retained Cash Flow is a non-GAAP financial measure that we believe is helpful as a supplemental measure in assessing the Company’s liquidity. This metric is computed by reducing Adjusted FFO attributable to common share and unit holders by common distributions.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders and Retained Cash Flow are not substitutes for net income or net cash provided by operating activities, each as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.

The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders and Retained Cash Flow for the three and six months ended June 30, 2023 and 2022 (amounts in thousands, except share and per share data):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income attributable to common shareholders	$98,029	$56,590	$215,494	$112,529
Adjustments:
Noncontrolling interests in the Operating Partnership	13,899	8,343	30,647	16,655
Gain on sale and impairment of single-family properties and other, net	(62,758)	(32,811)	(147,417)	(54,855)
Adjustments for unconsolidated joint ventures	1,058	(199)	1,568	(570)
Depreciation and amortization	113,199	104,415	225,916	204,369
Less: depreciation and amortization of non-real estate assets	(4,249)	(3,113)	(8,426)	(6,105)
FFO attributable to common share and unit holders	$159,178	$133,225	$317,782	$272,023
Adjustments:
Acquisition, other transaction costs and other	4,175	7,658	9,251	13,632
Noncash share-based compensation - general and administrative	5,982	5,932	9,725	9,962
Noncash share-based compensation - property management	1,132	1,132	2,198	2,131
Redemption of perpetual preferred shares	—	5,276	—	5,276
Core FFO attributable to common share and unit holders	$170,467	$153,223	$338,956	$303,024
Recurring Capital Expenditures	(20,913)	(15,959)	(35,106)	(27,137)
Leasing costs	(768)	(644)	(1,576)	(1,179)
Adjusted FFO attributable to common share and unit holders	$148,786	$136,620	$302,274	$274,708
Common distributions	(91,463)	(72,284)	(182,743)	(144,470)
Retained Cash Flow	$57,323	$64,336	$119,531	$130,238

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.38	$0.33	$0.77	$0.68
Core FFO attributable to common share and unit holders	$0.41	$0.38	$0.82	$0.76
Adjusted FFO attributable to common share and unit holders	$0.36	$0.34	$0.73	$0.69

Weighted-average FFO shares and units:
Common shares outstanding	362,148,911	348,484,158	361,267,035	347,123,576
Share-based compensation plan and forward sale equity contracts (1)	800,106	950,033	744,772	1,056,319
Operating partnership units	51,376,980	51,376,980	51,376,980	51,376,980
Total weighted-average FFO shares and units	414,325,997	400,811,171	413,388,787	399,556,875
(1)Reflects the effect of potentially dilutive securities issuable upon the assumed vesting/exercise of restricted stock units and stock options and the dilutive effect of forward sale equity contracts under the treasury stock method.

The following is a reconciliation of net income per common share–diluted to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders and Adjusted FFO attributable to common share and unit holders on a per share and unit basis for the three and six months ended June 30, 2023 and 2022:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income per common share–diluted	$0.27	$0.16	$0.59	$0.32
Adjustments:
Conversion from GAAP share count	(0.03)	(0.02)	(0.07)	(0.04)
Noncontrolling interests in the Operating Partnership	0.03	0.02	0.07	0.04
Gain on sale and impairment of single-family properties and other, net	(0.15)	(0.08)	(0.36)	(0.14)
Depreciation and amortization	0.27	0.26	0.56	0.52
Less: depreciation and amortization of non-real estate assets	(0.01)	(0.01)	(0.02)	(0.02)
FFO attributable to common share and unit holders	$0.38	$0.33	$0.77	$0.68
Adjustments:
Acquisition, other transaction costs and other	0.01	0.02	0.02	0.03
Noncash share-based compensation - general and administrative	0.02	0.02	0.02	0.03
Noncash share-based compensation - property management	—	—	0.01	0.01
Redemption of perpetual preferred shares	—	0.01	—	0.01
Core FFO attributable to common share and unit holders	$0.41	$0.38	$0.82	$0.76
Recurring Capital Expenditures	(0.05)	(0.04)	(0.09)	(0.07)
Adjusted FFO attributable to common share and unit holders	$0.36	$0.34	$0.73	$0.69

Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as rents and other single-family property revenues, excluding expenses reimbursed by tenant charge-backs, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense and expenses reimbursed by tenant charge-backs.
Core NOI also excludes (1) gain or loss on early extinguishment of debt, (2) hurricane-related charges, net, which result in material charges to our single-family property portfolio, (3) gains and losses from sales or impairments of single-family properties and other, (4) depreciation and amortization, (5) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (6) noncash share-based compensation expense, (7) interest expense, (8) general and administrative expense, and (9) other income and expense, net. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs.
Core NOI and Same-Home Core NOI should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).

The following are reconciliations of core revenues, Same-Home core revenues, core property operating expenses, Same-Home core property operating expenses, Core NOI and Same-Home Core NOI to their respective GAAP metrics for the three and six months ended June 30, 2023 and 2022 (amounts in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Core revenues and Same-Home core revenues
Rents and other single-family property revenues	$395,548	$361,876	$793,251	$717,981
Tenant charge-backs	(45,814)	(43,137)	(101,209)	(95,409)
Core revenues	349,734	318,739	692,042	622,572
Less: Non-Same-Home core revenues	48,672	36,165	94,550	64,996
Same-Home core revenues	$301,062	$282,574	$597,492	$557,576

Core property operating expenses and Same-Home core property operating expenses
Property operating expenses	$142,553	$129,270	$289,621	$262,913
Property management expenses	30,666	28,768	61,466	54,802
Noncash share-based compensation - property management	(1,132)	(1,132)	(2,198)	(2,131)
Expenses reimbursed by tenant charge-backs	(45,814)	(43,137)	(101,209)	(95,409)
Core property operating expenses	126,273	113,769	247,680	220,175
Less: Non-Same-Home core property operating expenses	18,216	15,432	36,869	30,176
Same-Home core property operating expenses	$108,057	$98,337	$210,811	$189,999

Core NOI and Same-Home Core NOI
Net income	$115,414	$74,555	$253,113	$144,569
Gain on sale and impairment of single-family properties and other, net	(62,758)	(32,811)	(147,417)	(54,855)
Depreciation and amortization	113,199	104,415	225,916	204,369
Acquisition and other transaction costs	4,175	7,658	9,251	13,632
Noncash share-based compensation - property management	1,132	1,132	2,198	2,131
Interest expense	34,844	34,801	70,726	62,368
General and administrative expense	19,937	18,847	37,792	36,129
Other income and expense, net	(2,482)	(3,627)	(7,217)	(5,946)
Core NOI	223,461	204,970	444,362	402,397
Less: Non-Same-Home Core NOI	30,456	20,733	57,681	34,820
Same-Home Core NOI	$193,005	$184,237	$386,681	$367,577

Contact:
AMH Investor Relations
Phone: (855) 794-2447
Email: investors@amh.com